As filed with the Securities and Exchange Commission
on September 22, 1995
                               1933 Act Registration No.:   33-


                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              FORM S-3
                        REGISTRATION STATEMENT
                    UNDER THE SECURITIES ACT OF 1933

                    PROVIDENT BANKSHARES CORPORATION
           (Exact Name of Registrant as Specified in its Charter)

         Maryland                                   52-1518642
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                  Identification No.)

         114 East Lexington Street                    21202
         Baltimore, Maryland 21202                  (Zip Code)
             (410) 576-2842
    (Address, Including Zip Code, and
  Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

                          PROVIDENT BANKSHARES CORPORATION
                    DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                             (Full title of the Plan)

                            Robert L. Davis, Esquire
                           Provident Bank of Maryland
                           114 East Lexington Street
                           Baltimore, Maryland 21202
                   (Name and address of agent for service)
                              (410) 576-2848
          (Telephone number, including area code, of agent for service)

                               Copies to:
                       Frank S. Jones, Jr., Esquire
                    Whiteford, Taylor & Preston L.L.P.
                          7 St. Paul Street
                        Baltimore, Maryland 21202

(Registration Cover Sheet Continued)

     Approximate date of commencement of proposed sale to the
public:    From time to time after the effective date of the
Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.   [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     Pursuant to 1933 Act Rule 429(b), the Prospectus forming a portion of this Registration Statement constitutes a joint
Prospectus which also relates to the Registrant's prior
Registration Statement filed on SEC Form S-3 (1933 Act File No.:
33-73162).

                     Calculation of Registration Fee

                               Proposed
                                Maximum        Proposed
  Title of         Amount      Aggregate       Maximum
Shares to be        to be        Price         Aggregate           Amount of
 registered       registered    Per Unit      Offering Price    Registration fee*
Common Stock,
 par value
 $1.00 per share    598,117      $30.25         $18,093,039           $6,239




* Estimated pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low price for shares of the Registrant's Common Stock reported on NASDAQ as of September 20, 1995 solely for the purpose of calculating the registration fee. Pursuant to 1933 Act Rule 429(b), 26,883 shares of the Registrant's Common Stock covered by the Prospectus forming a portion of this Registration Statement have been previously registered pursuant to 1933 Act File No.: 33-73162 and are being carried forward to the Prospectus forming a portion of this Registration Statement; $171.00 of the total registration fee has been previously paid pursuant to 1933 Act File No.: 33-73162 and is being carried forward.

PROSPECTUS

                       PROVIDENT BANKSHARES CORPORATION
                DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

               625,000 Shares of Common Stock ($1.00 Par Value)

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Provident Bankshares Corporation (the "Corporation") provides owners of shares of the Corporation's common stock, $1.00 par value (the "Common Stock"), with a convenient and economical method of investing both cash dividends and optional cash payments in additional shares of the Common Stock without payment of any brokerage commissions or service charges. Under the Plan, a Participant may acquire shares of the Common Stock from the Corporation by: (i) reinvesting any cash dividends paid on shares of the Common Stock; and/or (ii) making optional cash payments subject to a minimum purchase amount of $100 and a quarterly maximum purchase limit of $10,000 for each Investment Date (as defined below), whether or not the Participant's dividends are being reinvested. Participants, however, may invest amounts in excess of the $10,000 quarterly limit with the prior approval of the Corporation. See "Description of the Plan - Question 14."

     The price to be paid for all shares of Common Stock acquired from the Corporation under the Plan will be a price equal to the Market Price (as defined below). The Plan also permits the Corporation to offer, from time to time and in the exercise of its discretion, a discount of up to 5% from the Market Price for such shares, although no discount is currently offered. See "Description of the Plan - Question 25." The same price will apply both to the reinvestment of cash dividends and to optional cash payments.

     Stockholders previously enrolled in the Plan need not sign and return a new Authorization Card in order to continue to participate in the Plan. Stockholders not currently enrolled in the Plan who now wish to enroll in the Plan should simply complete the enclosed Authorization Card and return it in the envelope provided.

     This Prospectus relates to 625,000 authorized but unissued shares of Common Stock to be issued pursuant to the Plan. It is suggested that this Prospectus be retained for future reference.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                THE COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS.  ANY
                    REPRESENTATION TO THE CONTRARY
                        IS A CRIMINAL OFFENSE.

 (Prospectus Cover Sheet Continued)

     No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, any such information or representation must not be relied upon as having been authorized by the Corporation. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Corporation since the date hereof.



     The date of this Prospectus is September 22, 1995.

                      AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604 and Room 1209, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") which the Corporation has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), and to which reference is hereby made.

     Any person to whom a copy of this Prospectus is delivered may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such documents are specifically incorporated by reference into such documents). Requests for such copies should be directed to Office of the Corporate Secretary, Provident Bankshares Corporation, 114 East Lexington Street, Baltimore, Maryland 21202, Telephone (410) 576-2848.

                          September 22, 1995

                       DIVIDEND REINVESTMENT AND
                          STOCK PURCHASE PLAN

     All Stockholders should read the following information regarding Bankshare's revised Dividend Reinvestment and Stock Purchase Plan.
     I believe the Plan it describes is an excellent opportunity for investors to increase their shareholdings in Provident Bankshares
  Corporation and participate in the future performance of the Company.

TO THE STOCKHOLDERS OF PROVIDENT BANKSHARES CORPORATION:

     I am pleased to send you the enclosed copy of our current Dividend Reinvestment and Stock Purchase Plan, as revised through September 22, 1995 (the "Plan"). Since amending the Plan in 1994 in order to increase Plan participation, the Plan has experienced substantial growth which Management believes has been a significant benefit to both Bankshares and its stockholders alike.
 As in the past, the Plan continues to offer our stockholders a convenient and economical way of both automatically investing cash dividends and making optional cash investments in Provident Bankshares Corporation (the "Corporation") Common Stock without the payment of brokerage commissions, fees, or service charges. Dividends will be reinvested on a quarterly basis as paid. Shares will be purchased with optional cash deposits at 12 monthly investment dates each year. Optional cash deposits may be made at any time, but not less than $100 per payment nor total more than $10,000 per calendar quarter, subject to waiver by the Corporation.

     You may enroll in the Plan by completing the enclosed
Authorization Card and returning it to Registrar and Transfer
Company, the Plan Administrator. If you do not wish to participate in the Plan, you will continue to receive your dividends when declared, by check. If you are already enrolled in the Plan, you need not take any action to continue participating in the Plan.

     It is suggested that this description of the Plan be retained for future reference.

     I urge you to consider the advantages of this no-commission method of investing in Provident Bankshares.

Sincerely,


Carl W. Stearn
Chairman of the Board

Provident Bankshares Corporation

     Provident Bankshares Corporation, a Maryland corporation (the "Corporation"), is a bank holding company. The Corporation owns all of the capital stock of Provident Bank of Maryland, a Maryland trust company (the "Bank"), which is the principal subsidiary of the Corporation.

     The executive offices of the Corporation are located at 114
East Lexington Street, Baltimore, Maryland 21202 (telephone: 410-
576-2842).

Summary of Offering

     This Prospectus relates to 625,000 authorized and unissued shares of the Common Stock of the Corporation (the "Common Stock") registered for sale under the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Pursuant to the terms and conditions of the Plan, a Participant may purchase additional shares of the Common Stock from the Corporation without payment of any brokerage commission or service charges by reinvesting any cash dividends paid on shares of the Common Stock, and/or making optional cash deposits subject to a minimum purchase limit of $100 and a quarterly maximum purchase limit of $10,000. See "Description of Plan - Question 14." The price per share of the Common Stock purchased with any reinvested dividends and optional cash deposits will be equal to the Market Price of such shares on the relevant Investment Date. See "Description of Plan - Question 11" for the definitions of "Market Price" and "Investment Date."

     Participants may invest amounts in excess of the $10,000 quarterly limit only with the prior approval of the Corporation, granted pursuant to a written waiver request. The grant or denial of such approval will be made by the Corporation in its sole discretion and may be made on a uniform or selected basis. The Corporation expects to base the determination of whether to grant a waiver request based upon, among other factors, the then-current market price for the Common Stock and its capital needs at the time of any such requests. See "Description of Plan - Question 14" and "Plan of Distribution." Although the Plan allows the Corporation to implement a discount feature from time to time permitting the purchase of shares from the Corporation at a discount from Market Price of up to 5%, no discount is currently offered. The Corporation reserves the right from time to time to implement, modify or eliminate a discount from Market Price with respect to reinvested dividends or optional cash deposits, or both. The Corporation expects to base any decision on the implementation, modification or elimination of any discount feature upon the then-current market price for the Common Stock, the level of participation in the Plan, the nature and amount of similar discounts offered by the dividend reinvestment plans of other companies, the Corporation's capital needs and such other factors as it deems appropriate under the circumstances. See "Description of Plan - Question 25."

     Brokers, dealers and other financial intermediaries may participate in the Plan. If the Corporation implements a discount feature in the future, it is possible that such financial intermediaries may engage in short-term positioning transactions in order to profit from the discount feature through the purchase of shares at the discount from the Market Price and the sale of such shares at full market price. Such financial intermediaries may also engage in similar activities with regards to the dividend reinvestment features, since the Plan contains no dollar limitation on the amount of dividends reinvested. Financial intermediaries engaging in such resale activities may be deemed to be underwriters under the Securities Act of 1933. From March 11, 1994, the date of the inception of the 5% discount from Market Price, through September 30, 1994, the date the 5% discount was discontinued, the Corporation received a total of 58 requests from different individual stockholders for waivers of the $10,000 maximum purchase limit. Of such requests, the Corporation granted 52 requests covering purchases totaling $2,520,000. Since discontinuing the discount feature on October 1, 1994 and continuing through the date of this Prospectus, the Corporation has received no requests for waivers of the $10,000 maximum purchase limit and the Corporation does not know of any pending waiver requests. While requests for such waivers may occur in the future and the Corporation anticipates that such requests will be made, no assurance can be given that any such requests will be received. The Corporation has no arrangements, formal or informal, with any stockholders relating to the acquisition or distribution of any shares under the Plan. See "Description of Plan - Question 25" and "Plan of Distribution".

     Stockholders receiving waivers of the $10,000 maximum purchase limit, particularly where the dollar amount of the waiver permits the purchase of a substantial number of shares of the outstanding Common Stock and the shares so purchased are held for a relatively short period, may be deemed to be underwriters under the Securities Act of 1933. See "Plan of Distribution."

Description of the Plan

     The following, in question and answer form, are the provisions of the Plan which has been authorized by the Corporation's Board of Directors. Those holders of Common Stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when declared, by check.

Purpose

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide the Corporation's stockholders with a convenient and economical way of investing cash dividends and making optional cash investments in issued shares of Common Stock, without the payment of brokerage commissions, fees or service charges.

Principal Features

2.   What are the principal features of the Plan?

     The Plan provides for:

(bullet) The reinvestment of dividends on shares of Common Stock at the Market Price for all shares purchased from the Corporation and without any charge for brokerage commissions, fees, or service charges.

(bullet) The investment of optional cash deposits, up to specified limits, in Common Stock at the Market Price for all shares purchased from the Corporation and without any charge for brokerage commissions, fees, or service charges.

(bullet) No interest will be paid on optional cash deposits pending their actual investment. Once received by the Plan
Administrator, optional cash deposits will not be returned to a Participant, unless requested by the Participant in writing.
Both the actual number of shares purchased pursuant to an optional cash deposit and the precise purchase price therefor will not be known until the Plan Administrator notifies the Participant following the actual date of purchase.

(bullet) The investment of the full amount of all dividends and optional cash deposits, since the Plan provides for the purchase of fractional shares.

(bullet) The avoidance of cumbersome safekeeping requirements and record keeping costs for all shares accumulated in the Plan through the free custodial service and reporting provisions of the Plan.

Participation

3.   Who is eligible to participate in the Plan?

     Holders of Common Stock may participate in the Plan if they qualify as either one of the following: (a) Corporation stockholders whose shares of Common Stock are registered on the stock transfer book of the Corporation in their own names ("Registered Owners"); or (b) Corporation stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (i.e., in the name of a broker, bank or other nominee) ("Beneficial Owners"). While Registered Owners may participate directly in the Plan, Beneficial Owners must either become Registered Owners by having such shares transferred into their own names or make arrangements with their broker, bank or other nominee to participate on their behalf. See Questions 4, 6 and 13.

4.   How does an eligible stockholder participate in the Plan?

     A Registered Owner may join the Plan simply by signing the Authorization Card and returning it to the Plan Administrator. A return envelope is provided for this purpose.

     Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Card and return it to the Plan Administrator. In certain situations, major securities depositories, such as The Depository Trust Company (using its nominee Cede & Co.), which are in the business of safekeeping stock certificates for their participants, will be the Registered Owners of shares of Common Stock on the Corporation's stock transfer records. Such depositories hold securities in the name of a nominee for the account of their participants, usually brokers, banks, nominees or other financial intermediaries which, in turn, hold such shares for the ultimate benefit of their customers, who are the Beneficial Owners of such shares. In such cases, to participate in the optional cash deposit feature of the Plan, a Broker and Nominee Form (a "B&N Form") must also be provided to the Plan Administrator on behalf of such Beneficial Owners. See Questions 6 and 13.

5.   When may a stockholder join the Plan?

     An eligible stockholder may join the Plan at any time. If an Authorization Card specifying reinvestment of dividends is received by the Plan Administrator on or before the record date established for payment of a particular dividend, reinvestment will commence with that dividend payment. If the Authorization Card is received after that date, the reinvestment of dividends will begin with the next dividend payment date.

     Cash dividends are generally payable after the close of each quarter, during mid-May, August, November and February. The dividend record date for determining stockholders entitled to receive dividends precedes the dividend payment date by approximately 11 days. While the Corporation currently expects to continue its policy of paying quarterly cash dividends, the declaration and payment of dividends is at all times within the sole discretion of the Board of Directors and subject to regulatory, financial and other considerations. Accordingly, there can be no assurance that dividends on the Common Stock will not be reduced or eliminated in future periods.

     If an Authorization Card specifying the optional cash deposit feature is received by the Plan Administrator on or before the record date established for a particular Optional Investment Date, the optional cash deposit so selected will occur on such Optional Investment Date, or as soon thereafter as practical, as determined by the Plan Administrator in the case of open market purchases.
If the Authorization Card is received after that date, the optional cash deposit will be invested on the next Optional Investment Date, or as soon thereafter as practical, as determined by the Plan Administrator in the case of open market purchases. The record date for optional cash deposits is the first business day of the month in which the Optional Investment Date occurs.

     Written requests for Authorization Cards and B&N Forms, delivery of optional cash deposits and requests to terminate participation in the Plan should all be directed to the Plan
Administrator at:

               Registrar and Transfer Company
               10 Commerce Drive
               Cranford, New Jersey  07016

               Attn:  Provident Dividend Reinvestment and
                      Stock Purchase Plan

               or call (800) 368-5948

6.   What does the Authorization Card provide?

     The Authorization Card allows you to indicate how you wish to participate in the Plan by checking the appropriate box. You may indicate whether you want to reinvest dividends paid on all shares of Common Stock registered in your name with the option of purchasing stock with optional cash deposits, or you may participate in the Plan by making optional cash deposits only. If you elect to participate in the Plan's dividend reinvestment feature, all dividends declared on your Common Stock will be reinvested, since the reinvestment of only a portion of dividends is not permitted under the Plan.

     The Authorization Card is designed to be used by Registered Owners for either or both the reinvestment of dividends and for optional cash deposits. In addition, the Authorization Card may be used by a broker, bank or other nominee as owner of record on behalf of a Beneficial Owner for both the reinvestment of dividends and, subject to the requirements of the following sentence relating to certain entities using share depository services, optional cash deposits. However, if a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, the Authorization Card may be used solely for the reinvestment of dividends, and optional cash deposits must be made through the use of a separate B&N Form. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash deposits on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 5.

     If an Authorization Card is properly signed and returned to the Plan Administrator but either no box is checked or no clear participation election is otherwise made, you will be deemed to have elected to participate in both the dividend reinvestment and optional cash deposit features of the Plan.

7. May a Participant change his or her method of participation after enrollment?

     If a Participant initially elects to participate only in the optional cash deposit feature but later wishes also to enroll in the dividend reinvestment feature, an additional Authorization Card must be executed and returned to the Plan Administrator. If a Participant initially elects to participate in the dividend reinvestment feature but later decides to participate in the optional cash deposit feature only, a new Authorization Card (and possibly a B & N Form - See Question 6) must be executed and returned to the Plan Administrator, and these materials must be received no later than a particular dividend's record date in order to stop the reinvestment of the corresponding dividend.

Administration

8.   Who administers the Plan for Participants?

     Registrar and Transfer Company (the "Plan Administrator") administers the Plan for Participants, arranges for the custody of share certificates, keeps records, sends statements of account to Participants, and performs other duties relating to the Plan.

Costs

9. Are there any expenses to Participants in connection with their participation in the Plan?

     Participants will incur no brokerage commissions, fees, or service charges for any purchases made under the Plan. All costs of administration of the Plan will be paid by the Corporation.

Purchases

10. How many shares of Common Stock will be purchased for Participants?

     If you become a Participant in the Plan, the number of shares to be purchased depends on the amount of your dividends or optional cash deposits, or both, and the applicable Market Price of the Common Stock. Your Plan account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested divided by the purchase price per share.

11. When and at what price will shares of Common Stock be purchased under the Plan?

     The Plan Administrator will invest all funds for the Participants in shares of the Corporation's Common Stock. With respect to purchases made directly from the Corporation, dividends will be reinvested on the quarterly dividend payment dates (each a "Dividend Investment Date") and optional cash deposits will be invested monthly on the last business day of each month (each an "Optional Investment Date"). With respect to open market purchases of both reinvested dividends and optional cash deposits, purchases will be made as soon after the relevant Investment Date as practical, as determined by the Plan Administrator.

     In the event that shares are purchased on the open market, the Plan Administrator may acquire such shares on any securities exchange on which the Common Stock is then traded, in the over-the-counter market or in privately negotiated transactions and such transactions may be subject to such terms with respect to price, delivery, etc. to which the Corporation may agree. Neither the Corporation nor any Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom any such purchases are made.

     Participants will become owners of the shares purchased for them under the Plan on the date on which shares are purchased.
However, for Federal income tax purposes, the holding period will commence on the following day.

     As of the date of this Prospectus, the price of shares of Common Stock purchased from the Corporation with reinvested dividends and with optional cash deposits will be equal to the average daily high and low of the Common Stock, computed to three decimal places as reported by the NASDAQ National Market System and published in The Wall Street Journal (the "Market Price") for the 12 Trading Days in the relevant Pricing Period. A "Trading Day" means a day on which trades in the Common Stock are reported by NASDAQ. The "Pricing Period" means the 12 Trading Days immediately prior to the Dividend Investment Date or the Optional Investment Date, as the case may be. The Corporation may, from time to time and in the exercise of its discretion, implement a discount feature permitting the purchase under the Plan of shares from the Corporation at a discount from Market Price of up to 5%.

     The price per share of Common Stock purchased other than from the Corporation will be the weighted average purchase price of all shares purchased by the Plan Administrator on the applicable purchase date.

12. Will certificates be issued for shares of stock purchased under the Plan?

     Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan will not be issued. All shares purchased will be held by the Plan Administrator or its nominee for the benefit of Plan Participants. The number of shares purchased for your account under the Plan will be shown on your statement of account. This feature protects against loss, theft, or destruction of stock certificates.

     Certificates for any number of whole shares credited to your account under the Plan will be issued within 30 days of receipt of your written request or of your withdrawal from the Plan. Any remaining whole shares and fractional shares will continue to be credited to your account. Certificates for fractional shares will not be issued under any circumstances.

13.  Who will be eligible to make optional cash deposits?

     All Registered Owners and all Beneficial Owners, except for certain brokers, banks and other nominees (discussed below), who have submitted signed Authorization Cards indicating their intention to participate in this feature of the Plan are eligible to make optional cash deposits during any month. Each month the Plan Administrator will apply any optional cash deposit for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next relevant Investment Date, or as soon thereafter as practical, as determined by the Plan Administrator in the case of open market purchases. See Question 11. In order for funds to be invested on or about the next Investment Date, the Participant's check or money order must have been received by the Plan Administrator and such funds must have cleared no later than the business day immediately preceding the relevant Investment Date. Funds received too late for investment on any given Optional Investment Date will be applied automatically to the purchase of Common Stock on the next following Optional Investment Date. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks returned for any reason will not be resubmitted for collection.

     An initial optional cash deposit may be made by a Participant when enrolling by enclosing a check or money order with the Authorization Card. Checks or money orders should be made payable to "Registrar and Transfer Company, Administrator" and returned along with the Authorization Card in the envelope provided. Thereafter, optional cash deposits may be made at any time by sending them to Registrar and Transfer Company at the address indicated in Question 5. Please include your Plan account number on your check or money order and on any correspondence with respect to the Plan. While optional cash deposits may be made at any time, good funds must be on deposit with the Plan Administrator no later than the business day before the relevant Investment Date to be invested on such date. Accordingly, in order to ensure that this requirement is satisfied, it is recommended that checks or money orders be sent so as to be received at least 5 business days before an Optional Investment Date. NO INTEREST WHATSOEVER WILL BE PAID ON THESE DEPOSITS. A Participant may obtain the return of any optional cash deposit by written notice to and received by the Plan Administrator no later than 3 business days before the relevant Investment Date.

     A broker, bank or other nominee, as holder of shares of Common Stock on behalf of a Beneficial Owner, may utilize the Authorization Card for optional cash deposits, unless such entity holds the shares in the name of a major securities depository. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash deposits must be made through the use of the B&N Form. See Questions 4 and 6.

     In order for payments to be invested on the Optional Investment Date, in addition to the receipt of good funds no later than the business day immediately preceding the relevant Investment Date, the Plan Administrator also must be in receipt of an Authorization Card or a B&N Form, as appropriate, as of the related record date. In the event all of such materials are not received on the dates required for a particular Optional Investment Date, the deposit will be applied towards the next Optional Investment Date immediately thereafter. Optional cash deposits will be accepted by the Corporation only if the Corporation, in its sole judgment, determines that all necessary materials have been provided as required herein and that such materials establish that the person on whose behalf such materials were submitted is eligible to participate in the Plan. See Questions 4 and 6.

14.  What are the limitations on making optional cash deposits?

     Optional cash deposits may be made at any time. The same amount of money need not be sent each month and you are under no obligation to make an optional cash deposit at any time. An optional cash deposit must be at least $100 in amount, and payments on behalf of any Participant may not aggregate to more than $10,000 in any calendar quarter. For purposes of this limitation, all Plan accounts controlled by a Participant will be aggregated, as determined by the Corporation. Participants may, however, invest amounts in excess of the $10,000 maximum purchase limit with the prior approval of the Corporation. The grant or denial of waivers will be made by the Corporation in its sole discretion and on either a uniform or selected basis. In considering any requests for a waiver of the $10,000 maximum quarterly purchase limit, the Corporation will consider the then-current market price for the Common Stock, the identity of the party requesting the waiver, the Corporation's capital needs, and such other factors as it deems relevant under the circumstances. Requests for such prior approval must be received by Robert L. Davis, Corporate Secretary, at (410) 576-2848 prior to the beginning of any relevant Pricing Period.

Reports to Participants

15. What kinds of reports will be sent to Participants in the Plan?

     Participants will receive a statement of account for each month in which a purchase or reinvestment was made. Each statement will contain the date of purchase or reinvestment, the amount purchased or reinvested, the applicable purchase price per share, the number of shares acquired, and the total number of shares held after such acquisition. These statements will provide a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, each Participant will receive copies of all communications sent to stockholders and all required income tax information.

Dividends

16. Will Participants be credited with dividends on shares held in their accounts under the Plan?

     Yes. Dividends paid with respect to all shares and fractions of a share held in a Participant's account will be automatically reinvested in additional shares.

Discontinuation of Dividend Reinvestment

17. How does a Participant discontinue the reinvestment of dividends under the Plan?

     A Participant may discontinue the reinvestment of dividends under the Plan by notifying the Plan Administrator in writing. Any notice of discontinuation received less than 15 days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant's Plan account.

     Participants who wish to discontinue participation may: (a) discontinue the automatic dividend reinvestment feature, while continuing to participate in the optional cash deposit feature; or
(b) withdraw completely from the Plan (both dividend reinvestment and optional cash deposits).

Sale and Withdrawal of Shares in Plan Accounts

18. How may a Participant sell or withdraw shares purchased under the Plan?

     Because neither the Corporation nor the Plan Administrator have any control or influence over the sale of any shares of a Participant's Common Stock acquired under the Plan, any Participant wishing to sell any Plan shares must first withdraw such shares from his or her Plan account.

     A stockholder who has purchased shares of Common Stock under the Plan may withdraw all or a portion of such shares from his or her Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be registered in the name of and issued to the Participant. Certificates representing fractional shares will not be issued.

19. What happens to any fractional share when a Participant withdraws all shares from the Plan?

     Any fractional share withdrawn will be liquidated at the then current Market Price of the Common Stock. The proceeds from the sale of any fractional share together with certificates for whole shares will be mailed directly to the withdrawing Participant by the Plan Administrator.

20. What happens to a Participant's Plan account if all shares held by the Participant are transferred or sold?

     If you dispose of all shares of Common Stock registered in your name, the Plan Administrator will, unless you also withdraw all shares held in your account under the Plan, continue to be authorized to reinvest the dividends or remit cash dividends on the shares held in your Plan account.

Other Information

21. What happens if the Corporation has a Common Stock rights offering, issues a stock dividend, or declares a stock split?

     All rights to purchase additional shares of the Corporation's Common Stock or other securities with respect to shares held in Participants' accounts will be sold by the Plan Administrator as soon as practical, and the resulting proceeds, excluding fees and charges, will be used to purchase additional shares of Common Stock as if the proceeds were received as an optional cash deposit. Any rights issued with respect to shares held outside of the Plan will be issued either to the Participant directly, in the case of shares registered in a Participant's own name, or to its nominee, in the case of shares held in street name.

     Any stock dividend or shares resulting from stock splits with respect to full shares and fractional shares credited to Participants' accounts will be automatically added to their Plan accounts. Any stock dividend or shares resulting from stock splits with respect to shares held outside of the Plan will be mailed either to the Participant directly, in the case of shares registered directly in a Participant's own name, or to its nominee, in the case of shares held in street name.

     Accordingly, Participants who wish either to have the opportunity to exercise any rights that may be offered by the Corporation with respect to its Common Stock or to receive directly any shares resulting from a stock dividend or stock split should not leave their certificates with the Plan Administrator, but rather should request that certificates be issued to them prior to the record date for the issuance of such rights or the declaration of such dividend or split. See Question 18.

22. How will a Participant's Plan shares be voted at a meeting of stockholders?

     All shares credited to a Participant's account under the Plan will be voted as directed, either in person or by proxy. If, on the record date for a meeting of stockholders there are shares credited to a Participant's account, the Participant will be sent the proxy material for that meeting which will show the number of shares registered in the Participant's name together with the shares credited to the Participant's account, including fractions of a share calculated to four decimal places. If the Participant returns a fully marked and executed proxy, it will be voted with respect to all shares credited to the Participant or, if the Participant elects, the Participant may vote all such shares in person at the stockholders' meeting. If the Participant returns an executed but unmarked proxy, it will be voted with respect to all shares credited to the Participant at the discretion of the attorney-in-fact appointed in the proxy. If the Participant fails to return an executed proxy, the Participant's shares will not be voted unless voted in person at the stockholders' meeting.

23. What are the Federal income tax consequences of participation in the Plan?

     For reinvested dividends, Participants will be treated for Federal income tax purpose as having received, on the date the dividend is paid, a cash dividend in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount.

     For optional cash deposits, Participants will be deemed to have received a cash dividend on the Optional Investment Date equal to the excess, if any, of the fair market value of the shares on the Optional Investment Date over the amount of the optional cash deposit. The tax basis of the shares will be equal to the sum of the cash payment plus the amount of the deemed cash dividend, if any.

     For Federal income tax purposes, the fair market value of shares acquired from the Corporation either through reinvested dividends or optional cash deposits will be 100% of the average of the daily high and low prices of the Common Stock as reported by the NASDAQ National Market System on the date the dividend is paid in the case of reinvested dividends or on the Optional Investment Date in the case of optional cash deposits. In the case of shares purchased other than from the Corporation, the fair market value of each share shall be the average price of all shares purchased on the applicable purchase date.

     To the extent the Corporation pays brokers' or other sales commissions on its purchase of any Plan shares acquired other than directly from the Corporation, a Participant will be deemed to have received an additional distribution from the Corporation for Federal income tax purposes in an amount equal to the proportionate amount of such commissions attributable to the actual number of Plan shares acquired by such Participant, as determined on a proportionate basis with regard to all Plan shares so acquired. The amount of such costs allocated to a Participant should be added to the tax basis of the shares to which they relate.

     To the extent distributions by the Corporation to its stockholders are treated as made from the Corporation's earnings and profits, the distributions will be dividends taxable as ordinary income. The Corporation has sufficient earnings and profits so that participating stockholders can expect that the full amount of any distribution under the Plan will be taxable as a dividend. The entire amount of any dividend realized by corporate Participants will be eligible for any dividends-received deduction available under the Internal Revenue Code. In the case of stockholders whose taxable income under the Plan is subject to Federal income tax withholding (including foreign stockholders and stockholders subject to backup withholding), the Plan Administrator will make reinvestments net of the amount of tax required to be withheld. Regular statements of account confirming purchases made for foreign Participants will indicate the amount of tax withheld.

     A Participant will recognize gain or loss when fractional shares are sold or exchanged on behalf of the Participant. The amount of such gain or loss will be the difference between the amount the Participant receives for the fractional shares and the Participant's tax basis in such shares. The holding period for shares acquired through the Plan will begin on the day after such shares are purchased.

     The foregoing summary of the income tax consequences of participation in the Plan is based upon an interpretation of current Federal income tax law and not intended to be exhaustive and should not be relied upon as such.

     For more complete information as to the tax consequences of both participation in the Plan and the sale of shares received under the Plan, including state income tax (and non-income tax, such as transfer tax) consequences, Participants should consult their own tax advisors.

24.  What is the responsibility of the Plan Administrator?

     The Plan Administrator receives the Participant's dividend payments and optional cash deposits, invests these amounts in additional shares of the Corporation's Common Stock, maintains continuing records of each Participant's account, and advises Participants as to all transactions in and the status of their accounts. The Plan Administrator acts in the capacity of agent for the Participants.

     All notices from the Plan Administrator to a Participant will be addressed to the Participant's address of record with the Plan Administrator. The mailing of a notice to a Participant's address of record will satisfy the Plan Administrator's duty of giving notice to each Participant. Therefore, Participants should promptly notify the Plan Administrator of any change in address.

     Neither the Plan Administrator, its agent, nor the Corporation shall have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan including, without limitation, any claim for liability arising out of failure to terminate a Participant's account upon a Participant's death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, nor shall they have any duty, responsibility or liability except as are expressly set forth in the Plan. This limitation of liability shall not limit the right of any Participant to institute legal proceedings or take other action for any alleged violation of Federal securities laws.

     The Plan Administrator assumes no responsibility with respect to the preparation or content of this description.

     The Participant should recognize that neither the Corporation nor the Plan Administrator can provide any assurance that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price, and the Corporation shall not be liable with respect to the prices at which shares are purchased.

     All aspects of the Plan, including the optional cash deposits feature, shall be governed by the laws of the State of Maryland.

25.  May the Plan be changed or discontinued?

     While the Corporation hopes to continue the Plan indefinitely, the Corporation reserves the right to modify, suspend or terminate the Plan at any time. In particular, the Corporation reserves the right, from time to time and in the exercise of its discretion, to implement, modify or eliminate a discount of up to 5% from Market Price with respect to either reinvested dividends or optional cash deposits, or both, based upon the then-current market price for the Common Stock, the level of participation in the Plan, the nature and amount of similar discounts offered by the dividend reinvestment plans of other companies, the Corporation's capital needs and such other factors as it deems appropriate under the circumstances. Participants will be notified promptly of any material modification, suspension or termination of the Plan. The effective date of any such modification, suspension or termination shall be stated in the Corporation's notice and shall not be earlier than the date of such notice.

     In addition, the Corporation and the Plan Administrator also reserve the right to terminate or otherwise limit any Participant's participation in the Plan at any time for any reason whatsoever including, without limitation, engagement in arbitrage-related activities, trading, transactional profit activities or excessive Plan joinings and terminations which may cause aberrations in the price or trading volume of the Corporation's Common Stock, pose an undue administrative hardship on either the Plan Administrator or the Corporation, or otherwise be inconsistent with the purposes of the Plan. Finally, the Corporation may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan, and make any determinations thereto it deems necessary. Any such rules, procedures, interpretations and determinations shall be final and binding for all purposes.


                            CAPITAL STOCK

                            Common Stock

     The Corporation is authorized to issue 30,000,000 shares of Common Stock, par value $1.00 per share, of which 7,804,019 shares were outstanding and 228,066 shares were held in the treasury of the Corporation on July 25, 1995. The Common Stock is traded on NASDAQ's National Market System.

     Subject to the prior rights of holders of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Corporation's Board of Directors. Although the Plan currently contemplates the continuation of quarterly dividend payments, the payment of future dividends will depend upon future earnings, the financial condition of the Corporation, and other factors.

     Subject to the voting rights of holders of any Preferred Stock then outstanding, as such voting rights may be fixed by the Corporation's Board of Directors, holders of Common Stock are entitled to vote at the rate of one vote per share for the election of directors and upon all other matters which may be submitted to a vote of stockholders. The shares of Common Stock do not have cumulative voting rights in the election of directors.
 In the event of liquidation, subject to the rights of holders of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive pro rata any assets distributable to Common Stock holders in respect of shares held by them. The Common Stock does not have any conversion rights or redemption or sinking fund provisions applicable to it and there is no contractual restriction on the repurchase of shares of Common Stock by the Corporation. Holders of Common Stock do not have preemptive rights to subscribe to any additional securities which may be issued by the Corporation.

     The shares of Common Stock issued and outstanding are fully paid and are not liable to further calls or assessments.


                         Preferred Stock

     The Corporation is authorized to issue 5,000,000 shares of Preferred Stock, $1.00 par value. As of the date of this Prospectus, no shares of Preferred Stock have been issued.

     The Board of Directors of the Corporation is authorized to issue Preferred Stock in one or more series for such consideration as it may deem advisable. The Board of Directors is further authorized, without stockholder approval, to classify or reclassify any unissued shares of stock of any class by fixing or altering the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares of stock.
 The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting powers of holders of the Common Stock.


                   PLAN OF DISTRIBUTION

     All shares of Common Stock available to be acquired under the Plan are being sold either directly by the Corporation or acquired through purchases made on the over-the-counter market on which such shares trade. The Plan does not limit the aggregate amount of cash dividends which an individual or institute may reinvest. The Plan allows an individual or institution to make one or more optional cash deposits in any quarter which do not exceed $10,000, which amount may be waived by the Corporation, upon advance request and in the exercise of its sole discretion.

     The Corporation may sell Common Stock under the Plan to owners of shares including brokers, dealers and other financial intermediaries. If the Corporation implements a discount feature permitting the discounted acquisition of shares acquired from the Corporation, it is possible that certain financial intermediaries may engage in short-term buying and selling activities in order to profit from the discount feature through the purchase of Common Stock at the discount from the Market Price and the sale of such shares at full market price. Such financial intermediaries may also engage in similar activities with regards to the dividend reinvestment feature, since the Plan contains no dollar limitation on the amount of dividends reinvested. The Corporation does not endorse these practices which may generate some volatility in the trading volume and possibly the price of the shares of its Common Stock.

     The Corporation has not entered into any formal or informal arrangements with any brokers, dealers or other financial intermediaries regarding their participation in the Plan. Individuals or entities engaged in significant purchases and resales of Common Stock may be considered "underwriters" as that term is defined in the 1933 Act. Acting as an underwriter may give rise to disclosure obligations and other liabilities under the 1933 Act. Additionally, the difference between the price such owners pay to the Corporation for any shares of Common Stock acquired under the Plan directly from the Corporation, after deduction of the applicable discount from the Market Price (if any), and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     Currently, the Plan offers no discount feature. From March 11, 1994, the date of the inception of the 5% discount from Market Price, through September 30, 1994, the date the 5% discount was discontinued, the Corporation received a total of 58 requests from different individual stockholders for waivers of the $10,000 maximum purchase limit. Of such requests, the Corporation granted 52 requests covering purchases totaling $2,520,000. Since October 1, 1994 and continuing through the date of this Prospectus, the Corporation has received no requests for waivers of the $10,000 maximum purchase limit and knows of no pending waiver requests. While requests for such waivers may occur in the future and the Corporation anticipates that such requests will be made, no assurance can be given that any such requests will be received.

                   USE OF PROCEEDS

     In the event that shares of Common Stock are acquired from the Corporation, the net proceeds from such sales will be added to the Corporation's treasury and will be used for general corporate purposes.

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (1934 Act
File No. 0-16421) pursuant to the 1934 Act are incorporated herein by reference:

     (a) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1994;

     (b) The Corporation's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1995 and June 30, 1995;

     (c) Description of the Common Stock contained in the Corporation's Registration Statement on Form 10 (Registration No.
0-16421), and any amendments thereto; and

     (d) All other documents filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock offered hereby.

                  VALIDITY OF SECURITIES

     The validity of the Common Stock offered hereby will be passed upon for the Corporation by Whiteford, Taylor & Preston
L.L.P., 7 St. Paul  Street, Baltimore, Maryland 21202.

                         EXPERTS

     The consolidated financial statements of Provident Bankshares Corporation incorporated by reference in this Prospectus and the related Registration Statement on SEC Form S-3, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, on the authority of that firm as experts in accounting and auditing.

                      INDEMNIFICATION

     Both Article ELEVENTH of the Corporation's Articles of
Incorporation and Article VIII, Section 1 of its By-Laws provide that directors and officers of the Corporation are to be indemnified to the fullest extent permitted by the Maryland
General Corporation Law.

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland contains detailed provisions on indemnification of directors and officers of a Maryland corporation against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with a proceeding. Generally, a Maryland corporation may indemnify a director or officer in connection with a proceeding if the individual's conduct meets certain standards, and must indemnify the director or officer in certain circumstances.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, it is the opinion of the Commission that such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                        SCHEDULE A

         LIST OF IMPORTANT DATES (ESTIMATED) IN 1995 AND 1996
     FOR COMMON STOCK PURCHASED FROM THE CORPORATION UNDER THE PLAN


OPTIONAL CASH DEPOSITS

     Set forth below is a listing of the expected important dates relating to Optional Investment Dates occurring during 1995 and 1996.

                                Pricing Period
                               Commencement Date
Optional Cash                    (Month's Last               Optional Cash                   Optional
Record Date:                    12 Trading Days):          Payment Due Date:              Investment Date:
1995:
September 1, 1995               September 14, 1995          September 28, 1995          September 29, 1995
October 2, 1995                 October 16, 1995            October 30, 1995            October 31, 1995
November 1, 1995                November 15, 1995           November 29, 1995           November 30, 1995
December 1, 1995                December 14, 1995           December 28, 1995           December 29, 1995

1996:
January 1, 1996                 January 16, 1996            January 30, 1996            January 31, 1996
February 1 1996                 February 14, 1996           February 28, 1996           February 29, 1996
March 1, 1996                   March 14, 1996              March 28, 1996              March 29, 1996
April 1, 1996                   April 15, 1996              April 29, 1996              April 30, 1996
May 1, 1996                     May 16, 1996                May 30, 1996                May 31, 1996
June  3, 1996                   June 13, 1996               June 27, 1996               June 28, 1996
July 1, 1996                    July 16, 1996               July 30, 1996               July 31, 1996
August 1, 1996                  August 15, 1996             August 29, 1996             August 30, 1996
September 2, 1996               September 13, 1996          September 27, 1996          September 30, 1996
October 1, 1996                 October 16, 1996            October 30, 1996            October 31, 1996
November 1, 1996                November 14, 1996           November 28, 1996           November 28, 1996
December 2, 1996                December 16, 1996           December 27, 1996           December 30, 1996

Summary Optional Cash Deposit Information

(bullet) The record date for optional cash deposits is the first business day of the month in which the related Optional
Investment Date occurs.

(bullet) The due date for optional cash deposits is one business day prior to the relevant Optional Investment Date.

(bullet) The Optional Investment Date is, with respect to Common Stock acquired directly from the Corporation, the last business day of each month, or in the case of open market purchases, as soon thereafter as practicable, as determined by the Plan
Administrator.

(bullet) The Pricing Period is the last 12 Trading Days of each month.

DIVIDEND REINVESTMENTS

     Set forth below is a listing of the expected important dates relating to Dividend Investment Dates occurring during 1995 and 1996.

                         Dividend Record Date*          Dividend Investment
                                                              Date*
                         1995:
                         October 30, 1995               November 10, 1995


                         1996:
                         January 29, 1996               February 9, 1996
                         April 29, 1996                 May 10, 1996
                         July 29, 1996                  August 9, 1996
                         October 28, 1996               November 8, 1996



* The above dates are those expected to be applicable under the Plan with respect to future dividends, if and when declared by the Board of Directors. The actual record and payment dates, if any, will be determined solely by the Board of Directors.


(bullet) Summary Dividend Reinvestment Information

(bullet) The record date for dividends is set by the Board of Directors.

(bullet) The Dividend Investment Date is, with respect to Common Stock acquired directly from the Corporation, the dividend payment date declared by the Board of Directors or, in the case of open market purchases, as soon thereafter as practicable, as determined by the Plan Administrator.

(bullet) The Pricing Period is the last 12 Trading Days of each month.

                  PROVIDENT BANKSHARES CORPORATION
                     114 E. Lexington Street
                    Baltimore, Maryland 21202
                          (410) 281-7343



                     ADMINISTRATOR OF THE PLAN
                  REGISTRAR AND TRANSFER COMPANY
                      10 Commerce Drive
                  Cranford, New Jersey 07016
                       (800) 368-5948



                      TABLE OF CONTENTS

                                                    Page

            Provident Bankshares Corporation
            Summary of Offering
            Description of the Plan
            Purpose
            Principal Features
            Participation
            Administration
            Costs
            Purchases
            Reports to Participants
            Dividends
              Discontinuation of
             Dividend Reinvestment
              Sale and Withdrawal of
             Shares in Plan Accounts
            Other Information
            Capital Stock
            Plan of Distribution
            Use of Proceeds
              Incorporation of Certain
             Documents by Reference
            Validity of Securities
            Experts
            Indemnification
              Important Dates for Plan
                Participants in 1995
                  and 1996

                              PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

     Registration Fee                         $  6,239*
     Printing Fees and Expenses               $  3,500**
     Accounting & Legal Fees and Expenses     $ 10,000**
     Miscellaneous                            $  1,000**
        Total                                 $ 20,739**

*     Paid herewith
**    Estimated


Item 15.     Indemnification of Directors and Officers.

     Both Article ELEVENTH of the Corporation's Articles of
Incorporation and Article VIII, Section I of its By-Laws provide that directors and officers of the Corporation are to be indemnified to the fullest extent permitted by the Maryland
General Corporation Law.

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland contains detailed provisions on indemnification of directors and officers of a Maryland corporation. In general, indemnification is permitted against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with a proceeding unless it is proved that (i) the act or omission of the director was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that his or her conduct was unlawful. In addition, indemnification may, unless limited by the corporation's charter, be required against reasonable expenses incurred by a director in connection with a proceeding as to which his or her defense was successful, on the merits or otherwise. Indemnification may be required under certain other circumstances as well, upon application to a court of appropriate jurisdiction. Generally, a corporation may advance to or reimburse a director for reasonable expenses incurred in connection with a proceeding prior to its final disposition upon receipt by the corporation of certain written affirmations and undertakings from the director. Unless limited by a corporation's charter, officers are required to be indemnified to the same extent that directors are required to be indemnified.

Additionally, officers are permitted to be indemnified to the same extent that directors are permitted to be indemnified.

Item 16.     Exhibits.
3            Articles of Incorporation and Bylaws.

5            Opinion and consent of Whiteford, Taylor & Preston L.L.P.
             with respect to the securities being registered.

23.1         Consent of Coopers & Lybrand L.L.P., independent accountants.

23.2 Consent of Whiteford, Taylor & Preston L.L.P. is included in their opinion filed as Exhibit 5.

24           Powers of Attorney.

99.1         Authorization Form.

99.2         Form of Broker and Nominee Form.

99.3         Form of Request for Waiver.

99.4         Certified Board Resolutions of Provident Bankshares
             Corporation.

Item 17.     Undertakings.

     (a)     The undersigned registrant hereby undertakes

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland, on the 22nd day of September, 1995.

                     PROVIDENT BANKSHARES CORPORATION
                     (Registrant)




                     By:     /S/ CARL W. STEARN
                     Carl W. Stearn
                     Chairman of the Board, and
                     Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Name                         Title                      Date
PRINCIPAL EXECUTIVE               Chairman of the
OFFICER                           Board,  Chief
                                  Executive Officer
/S/ CARL W. STEARN                and Director               September 22, 1995
Carl W. Stearn


PRINCIPAL FINANCIAL
OFFICER

/S/ JAMES R. WALLIS               Executive Vice             September 22, 1995
James R. Wallis                   President


PRINCIPAL ACCOUNTING
OFFICER

/S/  R. WAYNE HALL                Treasurer                  September 22, 1995
R.  Wayne Hall

DIRECTORS:

/S/ ROBERT B. BARNHILL, JR.*      Director                   September 22, 1995
Robert B. Barnhill, Jr.

/S/ MELVIN A. BILAL         *     Director                   September 22, 1995
Melvin A. Bilal

/S/ CALVIN W. BURNETT       *     Director                   September 22, 1995
Calvin W. Burnett

/S/ CHARLES W. COLE, JR.    *      Director                  September 22, 1995
Charles W. Cole, Jr.

/S/ M. JENKINS CROMWELL, JR.*      Director                  September 22, 1995
M. Jenkins Cromwell, Jr.

/S/ PIERCE B. DUNN          *     Director                   September 22, 1995
Pierce B. Dunn

/S/ CLIVIE C. HALEY, JR.    *     Director                   September 22, 1995
Clivie C. Haley, Jr.

/S/ MARK K. JOSEPH          *      Director                  September 22, 1995
Mark K. Joseph

/S/ NORMAN J. LOUDEN        *       Director                 September 22, 1995
Norman J. Louden

/S/ PETER M. MARTIN         *     Director                   September 22, 1995
Ronald L. Mason, Sr.

/S/ RONALD L. MASON, SR.    *     Director                   September 22, 1995
Ronald L. Mason, Sr.

/S/ SISTER ROSEMARIE NASSIF *      Director                  September 22, 1995
Sister Rosemarie Nassif

/S/ C. WILLIAM PACY         *       Director                 September 22, 1995
C. William Pacy

/S/ FRANCIS G. RIGGS        *      Director                  September 22, 1995
Francis G. Riggs

/S/ SHEILA K. RIGGS         *     Director                   September 22, 1995
Sheila K. Riggs

/S/ THOMAS J.S. WAXTER, JR. *          Director              September 22, 1995
Thomas J.S. Waxter, Jr.

*By:      /S/ ROBERT L. DAVIS
          Robert L. Davis
          Attorney-in-fact

Note: Original powers of attorney authorizing Robert L. Davis and/or James R. Wallis to sign the Registration statement and any amendments thereto as attorney for the directors and officers of the Registrant so noted above have been previously filed herewith as Exhibit 24.

                               EXHIBIT INDEX

Exhibit                                                                           Sequential
Number             Exhibits Filed                                                 Page Number
3                  Articles of Incorporation and                                       *
                   Bylaws.

5                  Opinion and consent of Whiteford, Taylor & Preston, L.L.P.
                   with respect to the securities being registered.                   __

23.1               Consent of Coopers & Lybrand, L.L.P.
                   independent accountants.                                           __

23.2               Consent of Whiteford, Taylor & Preston, L.L.P.
                   is included in their opinion filed as Exhibit 5.                   __

24                 Powers of Attorney.                                                __

99.1               Authorization Form.                                                __

99.2               Form of Broker and Nominee Form.                                   __

99.3               Form of Request for Waiver.                                        __

99.4               Certified Board Resolutions
                   of Provident Bankshares Corporation.                               __


*Filed on December 20, 1993 as exhibits to the initial filing of Form S-3 (1933 Act File No.: 33-73162).